Exhibit 10.18

DIRECTOR COMPENSATION SUMMARY

Our directors, who are not employed by USA Risk Group (Bermuda), Ltd., the management company, receive an annual retainer of $15,000. They are also paid $750 per half day for each board meeting and $175 per hour for each committee meeting attended during the calendar year. All of our officer positions are filled by directors without any salary or other compensation. Directors are entitled to receive reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The chairman of the board, as well as the chairman of each committee, excluding nominating and underwriting, receive an annual retainer of $5,000, and the members of the underwriting, actuarial and reinsurance committee, excluding Mr. Grayston, receive an annual retainer of $2,500 each.